 Exhibit 99.1

EnerSys Elects New Member to Board of Directors

Reading, Pa., USA, August 7, 2007 - EnerSys (NYSE: ENS), the world's largest manufacturer, marketer, and distributor of industrial batteries, today announced the appointment of Raymond E. Mabus, Jr. as a new member to the Company's Board of
Directors, effective August 2, 2007.

Mr. Mabus has served as Chairman of the Board of Foamex International Inc. ("Foamex")
since February 2004 and as a director of Foamex since September 2000. He also served as
President and CEO of Foamex from June 2006 to April 2007. Mr. Mabus served as U. S.
ambassador to the Kingdom of Saudi Arabia from 1994 to 1996. In 1987, he was elected governor of Mississippi and served from 1988 to 1992. After leaving public service in 1996, he joined the board of directors of Strategic Partnerships LLC, an employee training service company and served as President of its Global Resources Division from October 1998 to
February 2002. His is currently active in his family's timber business. Mr. Mabus also serves on the board of directors of Fusion Telecommunications, Inc, Citizens International, Strategic
Partnerships LLC and several non-profit boards. Mr. Mabus received a Juris Doctor from
Harvard Law School, a Master of Arts in Political Science from the John Hopkins University and a Bachelor of Arts in English and Political Science from the University of Mississippi.

"I am pleased to welcome Ray Mabus to our board. I am confident that his background and extensive business experience will be invaluable to us in our quest to achieve our corporate mission and vision," said John Craig, chairman, president and CEO of EnerSys.

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,
P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.